Exhibit 10.4

FORM OF OMNIBUS AMENDMENT

[DATE]

VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED

[Insert Name and Address]

Dear [Insert Name]:

[                                  ] (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

(1)

No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any period during which (A) you are a senior executive officer or one of the next five most highly-compensated employees of the Company, and (B) Treasury holds an equity or debt position acquired from the Company in the CPP (the “CPP Covered Period”). A “golden parachute payment” is, as defined in subsection 111(a)(2) of EESA, any payment for departure from the Company for any reason, except for payments for services performed or benefits accrued.

(2)

No Bonus, Retention Award or Incentive Compensation. The Company is prohibiting the payment to you, or accrual by the Company on your behalf, of any bonus, retention award and/or incentive compensation during any period (A) during which you are the most highly-compensated employee of the Company, and (B) which is a CPP Covered Period. This prohibition shall not apply to (Y) any grant of restricted stock that satisfies the requirements of subsection 111(b)(3)(D) of EESA, or (Z) any bonus, retention award and/or incentive compensation required to be paid to you pursuant to a written employment contract executed on or before February 11, 2009 (as such valid employment contracts are determined by Treasury or its designee).

(3)

Recovery of Bonus, Retention Award and Incentive Compensation. Any bonus, retention award and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; provided, that during such CPP Covered Period you were a senior executive officer or one of the next 20 most highly-compensated employees of the Company.

(4)

Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with

[DATE]

respect to you is hereby amended to the extent necessary to give effect to provisions (1), (2) and (3); provided, however, should any future amendment to EESA reduce or eliminate the restrictions described in (1), (2) and/or (3), this letter shall be interpreted to require only the minimum restrictions and corresponding amendment of Benefit Plans then required pursuant to EESA, as then amended.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

(5)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(a)(1) of EESA.
•

“EESA” means the Emergency Economic Stabilization Act of 2008, as amended on February 17, 2009, as implemented by guidance or regulation issued by the Department of Treasury and as published in the Federal Register on October 20, 2008 and as issued thereafter.

•

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•

Provisions (1), (2) and (3) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(6)

Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Indiana. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

[DATE]

By:
Name: Title:

Intending to be legally bound, I agree with and
accept the foregoing terms on the date set
forth below

[Insert Name]

Date:

cc: [Insert Name], via Hand Deliver